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CAMCO FINANCIAL CORPORATION
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6901 Glenn Highway
Cambridge, OH 43725-9757
Phone: 740-435-2020
Fax:   740-432-2743 [Private Fax]

                                   EXHIBIT 99

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                                              CONTACTS:
                                                         RICHARD C. BAYLOR, CEO
                                                         PHONE:  740-435-2040
                                                   OR
                                                         MARK A. SEVERSON, CFO
                                                         PHONE:  740-435-2055
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                                  NEWS RELEASE

RELEASE DATE:         APRIL 26, 2005

RELEASE TIME:         3:00 P.M.


                  CAMCO FINANCIAL ANNOUNCES 5% STOCK REPURCHASE

CAMBRIDGE, OHIO (NASDAQ: CAFI) - The Board of Directors of Camco Financial Corporation has approved another buy-back program in which the company may repurchase up to 5% of its outstanding common stock. Currently, Camco Financial has approximately 7.68 million common shares outstanding.

         It is anticipated that the company will complete the program through open market purchases. The repurchased shares will be reserved in treasury for general corporate purposes, including reissue in connection with possible stock dividends, stock option exercises or future acquisitions.

         Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio with assets of $1.07 billion. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 30 offices in 23 communities in Ohio, Kentucky and West Virginia.


          NASDAQ: CAFI o EMAIL: camco@camco.cc o www.camcofinancial.com
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Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.